EXHIBIT 10.1

SALE AND PURCHASE AGREEMENT
THIS SALE AND PURCHASE AGREEMENT (this “Agreement“) is made and entered into by and between O PROPERTY, LTD., a Florida limited partnership (“Seller“) and IRADIMED CORPORATION, a Delaware corporation (“Purchaser“) as of November 1, 2022 (the “Effective Date“).

RECITALS:
A. Seller is the owner of the Real Property located in Orange County, Florida, together with certain Tangible Personal Property and Intangible Personal Property, all as described below (collectively, the “Property”).
B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.
C. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

AGREEMENTS:
NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1
BASIC INFORMATION
Section 1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:
(a) Broker:	Jones Lang LaSalle Brokerage, Inc. (broker for both Seller and Purchaser)
(b) Closing Date:	The date that is thirty (30) days after the expiration of the Inspection Period.
(c) Earnest Money:
$125,000 (such amount, together with interest thereon, is hereinafter sometimes called the “Initial Earnest Money“), to be deposited in accordance with Section 3.1, to be increased by $125,000 (such amount, together with interest thereon, is hereinafter sometimes called the “Additional Earnest Money“) to an aggregate amount of $250,000 pursuant to Section 3.1.

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(d) Escrow Agent:	Keating & Schlitt, P.A. 250 East Colonial Drive, Suite 300 Orlando, Florida 32801 Attention: John Kingman Keating, Esq. Telephone: 407-425-2907 Facsimile: 407-425-6345 E-mail: jkk@keatlaw.com
(e) Information Delivery Date:	The date that is ten (10) days after the Effective Date.
(f) Inspection Period:
The period beginning on the Effective Date and ending at 5:00 p.m. eastern time forty-five (45) days thereafter. The Purchaser shall have the option to extend the initial Inspection Period for an additional thirty (30) days which election must be exercised by delivery of written notification thereof to the Seller on or before three (3) Business Days prior to the end of the initial Inspection Period.

(g) Purchase Price:	$7,300,000.00
(h) Title and Survey Review Period:	The period ending ten (10) days after Purchaser’s receipt of the latter of the initial Title Commitment and the initial Survey, but in any event not later than the end of the Inspection Period.
(i) Title Company:
Old Republic National Title Insurance Co.
c/o Keating & Schlitt, P.A.
250 East Colonial Drive, Suite 300
Orlando, Florida 32801
Attention: John Kingman Keating, Esq.
Telephone: 407-425-2907
Facsimile: 407-425-6345
E-mail: jkk@keatlaw.com

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Section 1.2 Notice Addresses:
Purchaser: IRADIMED CORPORATION 1025 Willa Springs Drive Winter Springs, Florida 32708 Attention: Roger Susi, CEO Telephone: 407-677-8022 Facsimile: 321.270.6529 E-mail: rsusi@iradimed.com	Copy to: K&L Gates LLP 200 S. Biscayne Blvd, Suite 3900 Miami, Florida 33131 Attention: Douglas Stanford Telephone: 407-883-8991 E-mail: douglas.stanford@klgates.com
Seller:

O PROPERTY, LTD.
c/o Taurus Investment Group LLC
824 Baytree Lane
Ponte Vedra Beach, Florida 32082
Attention:  Christopher C. Reibling
Telephone: 904-540-9689
Facsimile: None
E-mail: creibling@tigroup.us

Copy to: Keating & Schlitt, P.A. 250 East Colonial Drive, Suite 300 Orlando, Florida 32801 Attention: John Kingman Keating, Esq. Telephone: 407-425-2907 Facsimile: 407-425-6345 E-mail: jkk@keatlaw.com
Escrow Agent/Closing Agent:

Keating & Schlitt, P.A.
250 East Colonial Drive, Suite 300
Orlando, Florida 32801
Attention: John Kingman Keating, Esq.
Telephone: 407-425-2907
Facsimile: 407-425-6345
E-mail: jkk@keatlaw.com

ARTICLE 2
PROPERTY
Section 2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller, the following property (collectively, the “Property“):
(a)	Real Property.
(1)
Approximately 27.19 acres of land situated west of Ingenuity Drive and south of Technology Parkway: (A) comprising portions of Real Property Tax Identification Parcels 15-22-31-0000-00-031, 15-22-31-0000-00-029, 11-22-31-1243-17-020, and 15-22-31-0000-00-025; and (B) all of Real Property Tax Identification Parcels  11-22-31-1243-17-022, 15-22-31-1218-27-020, and 15-22-31-1218-27-040.

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All in Orange County, Florida, as generally depicted in Exhibit A hereto and subject to the final legal description as determined by survey and re-plat (collectively, the “Land“), together with (A) any and all improvements and fixtures located thereon, if any (the “Improvements“), (B) all and singular the rights, interests, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, and (C) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, right-of-way, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property“).
(b)
Tangible Personal Property. All equipment and other tangible personal property, if any, owned by Seller and now or hereafter located on the Real Property (collectively, the “Tangible Personal Property“).

(c)
Intangible Personal Property. All of Seller’s intangible personal property related to the Real Property and the Improvements, including: (i) contract rights related to the operation or ownership of the Real Property, if any (but only to the extent assignable and only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals, entitlements, licenses, or similar documents or rights, if any (to the extent assignable); and (4) all utility deposits, if any, to the extent assignable (collectively the “Intangible Personal Property“).

ARTICLE 3
EARNEST MONEY
Section 3.1 Deposit and Investment of Earnest Money. Within two (2) Business Days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall be required within two (2) Business Days from the expiration of the Inspection Period to deposit the Additional Earnest Money as specified in Section 1.1(c) with Escrow Agent.
Except as expressly set forth herein to the contrary, the Earnest Money shall become nonrefundable upon the expiration of the Inspection Period if Purchaser does not notify Seller in writing on or before the expiration of the Inspection Period that Purchaser elects to terminate this Agreement. Notwithstanding the prior sentence, if the transaction fails to close because of Seller’s default under this Agreement or failure of a condition precedent to Purchaser’s obligations to close other than due to a default or breach by Purchaser, the Earnest Money shall be disbursed to Purchaser as otherwise provided in this Agreement. If the transaction fails to close for any other reason, the Earnest Money shall be disbursed to Seller or Purchaser, as the case may be, as otherwise provided in this Agreement. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment towards the Purchase Price.
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Section 3.2 Independent Consideration. Seller and Purchaser acknowledge and agree that Purchaser’s agreement to perform its obligations under this Agreement, including the obligation to deposit any portion of the Earnest Money, is adequate and sufficient consideration to support this Agreement, notwithstanding Purchaser’s termination rights hereunder.
Section 3.3 Form; Failure to Deposit. The Earnest Money, and all other funds required to be delivered under this Agreement, shall be in the form of a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the date on which Purchaser deposits such portion of the Earnest Money, in which event the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.
Section 3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing and otherwise held and disbursed as specifically set forth in this Agreement. In the event of a dispute among the parties regarding the disposition of the Earnest Money, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in Orange County, Florida. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
ARTICLE 4
DUE DILIGENCE
Section 4.1 Due Diligence Materials To Be Delivered. To the extent in Seller’s or Property Manager’s possession, Seller shall deliver, or cause to be delivered, or has delivered, or provided on a data site established by the Seller (the “Data Site“), to Purchaser the documents and information listed on Exhibit B attached hereto (collectively, the “Property Information“) on or before the Information Delivery Date.
Section 4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing Purchaser and its agents and representatives shall have reasonable access to the Property at all reasonable times during normal business hours, after reasonable advance notice to Seller (which notice may be given by telephone to Melissa Burton at (407) 539-2310, ext. 325), for the purpose of conducting inspections and tests, including surveys and architectural, engineering, geotechnical and environmental inspections (limited to Phase I tests, unless Seller otherwise authorizes additional testing based on recommendations set forth in the Phase I report) and tests; provided, Seller and its employees and agents shall have the right to accompany Purchaser on any of such inspections; and provided further that in no event will Purchaser be permitted to perform any invasive physical or environmental testing of the Property beyond a customary Phase I environmental investigation without obtaining the prior written consent of Seller, and without entering into a confidentiality and entry agreement acceptable to Seller with respect to such testing if not previously provided. Should Purchaser so desire to perform any such invasive testing, Purchaser shall provide Seller for Seller’s consideration a written request detailing the nature of the proposed testing and the reasoning for requiring such testing at least five (5) Business Days prior to the date that Purchaser wishes to conduct such testing. The rights granted to Purchaser pursuant to this Section 4.2 shall be exercised only after Purchaser, or Purchaser’s vendors which intend to enter upon the Land, has provided to Seller a certificate of liability insurance, naming Seller as an additional insured, with at least $2,000,000.00 single limit coverage.
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Section 4.3 Due Diligence/Termination Right. Purchaser shall have until 5:00 p.m. eastern time on the last day of the Inspection Period in which to examine, inspect, and investigate the Property Information and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser. Purchaser may terminate this Agreement for any reason or no reason at all by sending written notice thereof to Seller on or before the 5:00 p.m. eastern time on the last day of the Inspection Period. In addition, Purchaser shall be deemed to have accepted the Property and elected to proceed to Closing under this Agreement unless Purchaser delivers to Seller written notice of Purchaser’s election to terminate this Agreement (the “Due Diligence Termination Notice“) on or before 5:00 p.m. eastern time on the last day of the Inspection Period. Unless Purchaser timely delivers a Due Diligence Termination Notice pursuant to this Section 4.3, then upon expiration of the Inspection Period, this Agreement shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.3. In the event Purchaser timely delivers a Due Diligence Termination Notice pursuant to this Section 4.3, the Earnest Money shall be returned to Purchaser.
Section 4.4 Service Contracts, Equipment Leases and Policies. No later than the end of the Inspection Period, Purchaser will advise Seller in writing of any assignable service or other contracts related to the operation of the Property that have been disclosed to Purchaser (“Service Contracts“) it will assume, to the extent assignable, and for which Service Contracts. Purchaser requests that Seller deliver written termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and shall terminate or amend the non-assignable Service Contracts and shall pay all costs in connection with termination of such Service Contracts. Purchaser will assume the obligations from and after the Closing Date under those Service Contracts that are not terminated.
Section 4.5 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or the Property Information, Purchaser and its agents and representatives shall: (a)  not unreasonably interfere with the operation and maintenance of the Property; (b) not damage any part of the Property or any personal property owned or held by any third party; (c) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees; (d) comply with all applicable laws; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (f) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (g) repair any damage to the Real Property resulting directly from any such inspection or tests.
Section 4.6 Purchaser’s Agreement to Indemnify. Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.2 and Section 4.5; provided, however, that the foregoing indemnification shall not apply to claims arising out of any pre-existing condition on or affecting the Real Property that is discovered or disclosed as a result of Purchaser’s inspections and tests.  Purchaser’s obligations under this Section 4.6 shall survive the termination of this Agreement and shall survive the Closing.
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Section 4.7 Intended Use; Cooperation. The Purchaser’s intended use for the Property is as a medical device design and manufacturing facility, and appurtenant uses customarily attendant thereto, together with potential future development (the “Intended Use”). Purchaser shall diligently, expeditiously, and in good faith apply for and pursue the issuance of the necessary approvals and permits from governmental and non-governmental authorities, agencies and boards to allow the Intended Use on the Property (collectively the “Approvals”). Purchaser and Seller shall reasonably cooperate with each other (and with the Adjacent Purchaser, as hereinafter defined) and with the governmental and non-governmental authorities to obtain the Approvals, provided Seller shall not be obligated to incur or pay any cost, expense or charges related thereto. For purposes of this Agreement, Seller agrees, subject to Seller’s approval, which approval shall not be unreasonably withheld, to execute and join in (or cause such other necessary party to execute and join in) on any applications within ten (10) Business Days from written request for same by Purchaser and delivery by Purchaser to Seller of any and all such applications and related plans, specifications, documentation and materials. Purchaser shall be obligated to pay the cost and expense of obtaining the Approvals and Seller shall have absolutely no obligation or liability with regard to same, except to cooperate with the efforts of Purchaser to obtain the Approvals. Notwithstanding the foregoing, any such Approvals shall be coordinated with any intended development and approvals and permits related to the Adjacent Property, as defined below, and shall not materially impact the value of the Property or the Adjacent Property, as reasonably determined by the Seller.
Section 4.8 Replat; Adjacent Property; Cooperation.

(a) Seller is the owner of the Adjacent Property (the “Adjacent Property”) as depicted on Exhibit “A” (which may also be referred to as the “Project Site Map” or “Site Map”), and intends to sell the Adjacent Property to a third party purchaser (“Adjacent Purchaser”) pursuant to a separate sale and purchase agreement.  The Property will be conveyed by a final metes and bounds description as established by the Survey and subject to the provisions hereof.  After Closing, the Property, together the Adjacent Property being purchased by the Adjacent Purchaser, shall be legally subdivided from the larger existing tax parcels pursuant to a replat and/or subdivision of the Property and Adjacent Property (and, if required, the tax parcels of which it is a part) (the “Replat”), affecting the areas indicated on the Site Map.  Seller, Purchaser and Adjacent Purchaser shall cooperate prior to and after Closing, in accomplishing the Replat, including without limitation signing any applications necessary as the owner of the Property and Adjacent Property prior to Closing. Seller and Purchaser acknowledge and agree that there shall be no access, ingress, egress, utilities, drainage or other easements between, or to or from, the Property and the Adjacent Property or Technology Parkway. The costs of the Replat shall be borne by the Adjacent Purchaser. This agreement to cooperate shall survive Closing until the Replat is fully completed, approved and recorded.
(b) In the event the sale and purchase agreement for the acquisition of the Adjacent Property is terminated, and Seller retains ownership of the Adjacent Property, then Seller shall be substituted for Adjacent Purchaser in Sections 4.7 and 4.8 and elsewhere as required in this Agreement and Seller shall have all the rights and obligations of Adjacent Purchaser as set forth herein.
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ARTICLE 5
TITLE AND SURVEY
Section 5.1 Title Commitment. Seller has provided or shall deliver to Purchaser the existing title commitment, if reasonably available to Seller, and, within five (5) business days of the Effective Date, cause the Title Company and Escrow Agent, as title agent for the Title Company, to prepare and deliver or provide access to Purchaser and Seller: (a) a commitment for title insurance (the “Title Commitment“) issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, and (b) legible (to the extent available) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.
Section 5.2 Survey. Seller shall provide Purchaser with a copy of the existing survey, if reasonably available to Seller, and Purchaser, at Purchaser’s sole cost and expense, may update such survey of the Property or obtain a new survey (the “Survey“) prepared and certified as to all matters shown thereon by a surveyor licensed in the state where the Land is located and otherwise acceptable to Purchaser and the Title Company. Purchaser shall deliver a copy of the Survey to Seller promptly upon Purchaser’s receipt of same. The Survey, or a separate survey obtained by Purchaser in coordination with the Adjacent Purchaser, shall be of the Property and the Adjacent Property together with the configuration and legal descriptions for both being subject to the reasonable approval of Seller, Purchaser and Adjacent Purchaser. The cost of such Survey shall be split between the Purchaser and Adjacent Purchaser on a pro rata basis based on the respective area within the Property and Adjacent Property.
Section 5.3 Title Review. At any time and from time to time during the Title and Survey Review Period, Purchaser may object in writing (“Purchaser’s Objection Notice“) to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser so objects shall be “Non-Permitted Exceptions“; if no such objection notice is given during the Title and Survey Review Period, except as otherwise provided below, and all other matters reflected by the Survey and Title Commitment shall be “Permitted Exceptions.”  Seller may, but shall not be obligated to, at its sole cost and expense, cure, remove or insure around (or commit in writing to do so by Closing) some or all Non-Permitted Exceptions, and give Purchaser written notice thereof (“Seller’s Cure Notice“) within seven (7) Business Days after Seller receives the Purchaser’s Objection Letter; provided, however, Seller, at its sole cost and expense, shall be obligated to cure, remove or insure around by Closing all mortgages, deeds of trust, judgment liens, mechanic’s and materialmen’s liens, and other monetary liens and encumbrances against the Property arising by, through or under Seller (other than the liens for taxes and assessments which are not delinquent) which either secure indebtedness or can be removed by payment of a liquidated sum of money, whether or not Purchaser objects thereto during the Title and Survey Review Period (the “Monetary Liens“), and all such matters shall be deemed Non-Permitted Exceptions. In the event that Seller does not deliver a
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Seller’s Cure Notice within the aforesaid required time period, then Seller shall be deemed to have elected not to cure all matters set forth in Purchaser’s Objection Notice. If Purchaser is not satisfied with the matters that Seller has agreed and not agreed to cure in Seller’s Cure Notice or if Seller does not deliver a Seller’s Cure Notice within the required time period, then Purchaser may, as its sole and exclusive remedy elect, on or before the end of the Inspection Period, either (a) terminate this Agreement and recover the Earnest Money by providing written notice of termination to Seller, and neither Purchaser nor Seller shall thereafter have any obligations under this Agreement except those that expressly survive the termination of this Agreement, or (b) purchase the Property subject to the Non-Permitted Exceptions (other than Monetary Liens), in which event such Non-Permitted Exceptions (other than Monetary Liens) shall thereafter be Permitted Exceptions. If Purchaser fails to terminate this Agreement on or before the end of the Inspection Period, Purchaser shall be deemed to have accepted the Title Commitment and Survey in their then current conditions and all exceptions remaining in the Title Commitment shall be Permitted Exceptions (other than Monetary Liens).  Seller’s failure or refusal to cure Monetary Liens by the Closing Date will be a deemed a default by Seller under this Agreement, upon which Buyer shall have the remedies as set forth in Section 10.2.
Purchaser shall have the right to have the Title Commitment and Survey updated until the date of Closing and if, between the end of the Title and Survey Review Period and Closing, Purchaser receives notice of additional liens, encumbrances or other matters not reflected in the initial Title Commitment or Survey or otherwise becomes aware of such matters, Purchaser may submit an updated Purchaser’s Objection Notice (“Updated Purchaser’s Objection Notice“) regarding such additional Non-Permitted Exceptions, provided that Purchaser must deliver said Updated Purchaser’s Objection Notice within five (5) Business Days of receiving notice about or becoming aware of such additional matter and, in the absence of the provision of any such Updated Purchaser’s Objection Notice within such time period, such additional matter shall be deemed to be a Permitted Exception (unless such exception is a Monetary Lien). Seller may, but shall not be obligated to, at its sole cost and expense, commit to cure, remove or insure around by Closing any or all Non-Permitted Exceptions raised in the Updated Purchaser’s Objection Notice and give Purchaser written notice thereof by way of an updated Seller’s Cure Notice (“Updated Seller’s Cure Notice“) delivered within five (5) Business Days after its receipt of an Updated Purchaser’s Objection Notice with respect to such additional matter. If Purchaser is not satisfied with the matters that Seller has agreed and not agreed to cure in the Updated Seller’s Cure Notice or if Seller does not deliver an Updated Seller’s Cure Notice within the required time period (in which event Seller shall be deemed to have elected to cure none of the matters contained within the Updated Purchaser’s Objection Notice) and such additional matters arose by, through or under Seller and would materially adversely affect the title to the Property, then Purchaser may, on or before the date which is two (2) Business Days after receipt of Seller’s Additional Cure Notice (or if no notice is given, then within two (2) Business Days after the expiration of the period within which Seller was to deliver an Updated Seller’s Cure Notice) but in no event later than the Closing Date, as its sole and exclusive remedy elect to either (a) terminate this Agreement and recover the Earnest Money by providing written notice of termination to Seller, and neither Purchaser nor Seller shall have thereafter any obligations under this Agreement except those that expressly survive the termination of this Agreement, or (b) purchase the Property subject to the Non-Permitted Exceptions (other than Monetary Liens), in which event such Non-Permitted Exceptions (other than Monetary Liens) shall thereafter be Permitted Exceptions.
Section 5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing (either through a pro forma title policy or a marked up title Commitment), to issue, to Purchaser, due to no fault of Purchaser, an
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owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy“), Purchaser shall notify Seller as soon as possible prior to Closing, and Seller may at its option adjourn the Closing for up to but not more than two (2) Business Days to try to resolve such issues with the Title Company. If at Closing, as such Closing may have been adjourned by Seller as provided herein, Title Company still shall not issue, or unconditionally commit to issue to Purchaser such title policy due to no fault of Purchaser, then Purchaser shall have the right to terminate this Agreement, in which case Earnest Money shall be immediately returned to Purchaser and the parties hereto shall thereafter have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.
ARTICLE 6
OPERATIONS AND RISK OF LOSS
Section 6.1 Ongoing Operations. From the Effective Date through Closing:
(a) Service Contracts. Seller will perform its obligations under the Service Contracts in the same manner as Seller is performing such obligations on the date of this Agreement.
(b) New Contracts. Seller will not enter into any contract or lease that could be an obligation affecting the Property subsequent to the Closing, unless (1) Seller obtains Purchaser’s prior written approval (which approval may be withheld in Purchaser’s sole and absolute discretion) or (2) such contract or lease is of the type that is entered into in the ordinary course of business and is terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.
(c) Maintenance of Real Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain all Improvements and the Land substantially in their present condition (ordinary wear and tear excepted, and casualty and condemnation excepted to the extent provided in Section 6.2 and Section 6.3) and in a manner consistent with Seller’s maintenance of the Improvements and Land during Seller’s period of ownership.
(d) Management. Seller shall manage (or cause to be managed) the Property in substantially the same manner as the Property is managed on the date hereof and under policies substantially similar to those existing prior to the Effective Date, shall cause to be paid prior to delinquency all trade accounts and costs and expenses of owning, operating, leasing, managing, and maintaining the Property that are required to be paid by Seller and are incurred or attributable to the period prior to the Closing.
(e) No New Encumbrances. After the Effective Date, Seller shall not, without the prior written consent of Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), grant, permit or otherwise create or consent to the creation of any easement, subdivision plat, restriction, restrictive covenant, lien, assessment, or encumbrance adversely affecting any portion of the Property which would survive the Closing contemplated hereunder.
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Section 6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall promptly give Purchaser written notice thereof (including a reasonably detailed description of the damage to the Property), and Seller shall estimate, in Seller’s reasonable judgment, the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice“) as soon as reasonably possible after the occurrence of the casualty.
(a) Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of fifteen (15) days after the date Seller delivers the Casualty Notice to Purchaser (but in all events prior to the Closing Date). Upon any such termination of this Agreement, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement in its entirety within said fifteen (15)-day period, then the parties shall proceed under this Agreement and close on schedule, and as of Closing (i) Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction, (ii) Purchaser shall assume full responsibility for all needed repairs, and (iii) Purchaser shall receive a credit at Closing for any deductible amount under any insurance policy covering the Property and for any insurance proceeds received by Seller after the Effective Date relating to such damage or destruction less any proceeds theretofore used for repairs by Seller. For the purposes of this Agreement, “Material Damage“ and “Materially Damaged“ means damage which would permanently block access between the Property and a public right of way.
(b) Not Material. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement under Section 6.2(a), this transaction shall close in accordance with its terms and, as set forth in Section 6.2(a), Seller shall assign to Purchaser Seller’s rights to insurance proceeds in respect to such damage, or the amount if any, received less any proceeds theretofore used for repair and the Purchase Price shall be credited by the amount of Seller’s deductible on its insurance policy.
Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Seller shall promptly give Purchaser written notice thereof (including a reasonably detailed description of the portion of the Property affected thereby), and if (and only if) such condemnation would (i) materially adversely affect the ability of Purchaser to use the Property for the purpose for which it is currently used, (ii) would permanently block access between the Property and a public right of way, or (iii) would materially adversely affect the value of the Property, Purchaser may, at its option, by written notice to Seller given within fifteen (15) days after Seller notifies Purchaser of such proceedings (but in all events prior to the Closing Date), either: (a) terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event (and in the event that there is a condemnation that does not permit Purchaser to terminate this Agreement) Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award and shall credit Purchaser for any such award received by Seller after the Effective Date, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.
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Section 6.4 Insurance Policies. Seller shall, at its sole cost and expense, keep and maintain in full force and effect through the Closing, Seller’s existing insurance coverage (or the substantial equivalent thereof) with respect to the Property.
ARTICLE 7
CLOSING
Section 7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall commence at 1:00 p.m. (eastern time) on the Closing Date through an escrow with Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account, and in such role Escrow Agent shall have the duties and responsibilities of closing agent (“Closing Agent”). Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Closing Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. Closing Agent’s closing fee shall be payable in equal parts by Seller and Purchaser, in an aggregate amount not to exceed $1,000.00.
Section 7.2 Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder is conditioned upon the following:
(a) Representations and Warranties. Except as set forth on the Exhibits to this Agreement, information provided on the Data Site or otherwise expressly provided herein, Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, as modified by any Pre-Closing Disclosures (hereinafter defined). Seller agrees that, should Seller become aware of any fact, matter or circumstance that would make any of Seller’s representations or warranties contained herein untrue or incorrect in any material respect, then Seller will provide written notice thereof to Purchaser prior to Closing (any such disclosure being referred to as a “Pre-Closing Disclosure“). If Seller makes any material adverse Pre-Closing Disclosure to Purchaser, or if Purchaser otherwise gains knowledge that one of Seller’s representations or warranties becomes untrue or incorrect and same has a material adverse effect on the Property, then within five (5) days after Purchaser’s receipt of such Pre-Closing Disclosure or Purchaser’s notice of such untrue or incorrect representation or warranty (but in no event later than Closing), Purchaser may, as its sole and exclusive remedy, either (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and the parties will be released and relieved from all obligations hereunder, except those which expressly survive a termination of this Agreement, or (b) waive such matter, including the right to make any claim against Seller post-Closing and proceed to Closing, in which event the applicable representation and warranty(ies) shall be deemed modified to conform to the Pre-Closing Disclosures. For the avoidance of all doubt, if Purchaser becomes aware that one of Seller’s representations or warranties is untrue or incorrect prior to Closing, the parties agree that Purchaser’s sole and exclusive remedy for the breach of any representation or warranty by Seller hereunder shall be to either terminate this Agreement and recover the Earnest
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Money or waive such breach as aforesaid, and in no event will Purchaser have the right to pursue any other remedy against Seller for such breach. Purchaser’s knowledge shall be deemed to include the information provided (i) on the Exhibits to this Agreement or otherwise set forth in this Agreement and (ii) the documents and instruments applicable to the Property posted to the Data Site prior to the Closing Date. Notwithstanding the foregoing, however, if any of Seller’s representations or warranties becomes untrue or incorrect as a result of an intentional act or omission of Seller, or otherwise as a result of breach of any Seller’s covenants or obligations contained in this Agreement, then Seller will be in default under this Agreement, upon which Buyer shall have the remedies as set forth in Section 10.2.
(b) Obligations Performed. As of the Closing Date, Seller shall have performed all of its material obligations under this Agreement.
(c) Title Insurance.  At Closing, the Title Company shall be prepared to issue its marked Title Commitment or its pro forma Title Insurance Policy to insure Buyer’s title to the Land consistent with the Title Commitment, upon satisfaction of all Schedule B-1 Requirements thereunder, and subject only to the Schedule B-II exceptions that are Permitted Exceptions hereunder.

Section 7.3 Seller’s Deliveries in Escrow. No later than the Closing Date, Seller, at its sole cost and expense, shall deliver in escrow to Closing Agent the following:
(a) Deed. A special warranty deed in a form reasonably approved by both Seller and Purchaser (the “Deed“) acceptable for recordation under the law of the state where the Property is located, including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property.
(b) Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in a form reasonably approved by both Seller and Purchaser (the “Assignment“), executed and acknowledged by Seller, assigning, conveying and transferring to and vesting in Purchaser all of the Property (other than the Land and Improvements) without warranty.
(c) Title Affidavit. A title affidavit in a form reasonably approved by Seller, Purchaser and the Title Company, executed and acknowledged by Seller.
(d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in a form reasonably approved by both Seller and Purchaser, executed and acknowledged by Seller.
(e) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company, Seller and Purchaser.
(f) Keys/Combinations. All keys and combinations to locks and gates to the Property.
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(g) Additional Documents. Any additional documents that Purchaser, Closing Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
Section 7.4 Purchaser’s Deliveries in Escrow. No later than the Closing Date, Purchaser shall deliver in escrow to Closing Agent the following:
(a) Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser.
(b) Additional Documents. Any additional documents that Seller, Closing Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
Section 7.5 Closing Statements. As soon as reasonably practicable on the Closing Date, Seller and Purchaser shall execute and deliver (with the parties agreeing that electronic, email, DocuSign (or any similar document signing procedure) signatures are acceptable) with Closing Agent executed closing statements consistent with this Agreement.
Section 7.6 Purchase Price. At or before 1:00 p.m., eastern time, on the Closing Date, Purchaser shall deliver, or caused to be delivered, to Closing Agent the Purchase Price, plus or minus applicable prorations, including, but not limited to, at the Closing, (a) the Earnest Money being credited against the Purchase Price and paid by the Closing Agent to Seller in immediately available funds, (b) prorations as set forth in Section 8.1, (c) adjustments as provided in Section 8.2, and (d) closing costs as allocated in Section 8.3.
Section 7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS
Section 8.1 Prorations. At Closing, the following items shall be prorated (based upon the actual number of days in the month of Closing) as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: (a) any income and rents; (b) fees and assessments; (c) prepaid expenses and obligations under any Service Contracts; (d) accrued operating expenses; (e) real and personal ad valorem taxes (“Taxes“); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:
(a) Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year 2021, at the maximum discount allowable (November 2021 Payment Amount) which taxes, notwithstanding anything to the contrary contained in this Agreement, and when actual figures are available, an adjustment will be made after Closing pursuant to Section 8.4. The provisions of this Section 8.1(a) shall survive the Closing.  To the extent that the Property includes portions (but not all) of an existing tax parcel, the parties agree to calculate the tax estimates proportionately based on each part of such tax parcel that lies within the Property or within the Adjacent Property.  Upon completion of the Replat, Purchaser and Adjacent Purchaser shall endeavor to obtain new tax parcel identification numbers for their respective properties as replatted.
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(b) Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date. Seller shall use commercially reasonable efforts to ensure that all utility meters are read as of the Closing Date. The Purchase Price shall be increased by any amounts deposited with utility companies for the Property to the extent assigned to Purchaser.

Section 8.2 Closing Costs. Closing costs shall be allocated between Seller and Purchaser and paid as follows:
COST	RESPONSIBLE PARTY
(a) Title Commitment or updates required to be delivered pursuant to Section 5.1	Seller
(b) Premium for ALTA Title Policy required to be delivered pursuant to Section 5.4 and for any extended coverage upgrade of Title Policy and for any additional endorsements desired by Purchaser and any mortgagee title policy
Seller
(c) Any inspection fee charged by the Title Company, tax certificates, municipal and utility lien searches and certificates, and any other Title Company charges	Seller
(d) Costs of survey and/or any revisions, modifications or recertifications thereto	Purchaser
(e) Deed recording fees	Purchaser
(f) Any deed taxes, documentary stamps, transfer taxes, intangible taxes or other similar taxes, fees or assessments	Purchaser: ½ Seller: ½
(g) Any mortgage taxes, documentary stamps or intangible taxes for any financing of Purchaser	Purchaser
(h) Any closing fee charged by Closing Agent for conducting the Closing	Purchaser: ½ Seller: ½
(i) All other closing costs, expenses, charges and fees	The party incurring same
(j) Fees and costs related to financing	Purchaser

Section 8.3 Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller
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agree to allocate such items on a fair and equitable basis as soon as such bills are available, and an adjustment shall be made as soon as reasonably possible after the Closing, but in any event within ninety (90) days after Closing (other than for Taxes), at which time all prorations shall be deemed final. Payments in connection with any adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.
Section 8.4 Sales Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Other than as stated above in this Section 8.4, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under the indemnifying party. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
Section 9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:
(a) Property Ownership.  Seller is the owner of the Real Property in fee simple, subject only to the Permitted Exceptions.
(b) Organization and Authority. Seller is a limited partnership, has been duly organized, is validly existing, is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Real Property is located. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing (collectively, the “Closing Documents“) will be, authorized and duly executed and delivered by Seller and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms.
(c) Conflicts and Pending Actions. To Seller’s Knowledge, there is no agreement to which Seller is a party or that is binding on Seller that is in conflict with this Agreement. Seller has received no written notice of action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or with respect to the Property. Seller has not committed or obligated itself in any manner whatsoever to sell the Property or any interest therein to any other party. To Seller’s Knowledge, Seller is not in default or violation of any law, rule, regulation, order, judgment or decree which would have a material adverse effect on the Property.
(d) Due Authority. Seller has all requisite power and authority to own and operate the Property in accordance with its current operations, to execute and deliver this
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Agreement, and to carry out its obligations hereunder and the transactions contemplated hereby. To Seller’s Knowledge, the consummation by Seller of the sale of the Property is not in violation of, or in conflict with, nor does it constitute a default under, any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound, or of any applicable Legal Requirement or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.
(e) Service Contracts. The list of Service Contracts to be provided to Purchaser by Purchaser constitutes all of the Service Contracts with respect to the Property in effect as of the Effective Date to which Seller is a party.
(f) Notices. Seller has not received any written notices from any governmental agencies or authorities (1) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements“) or (2) of any pending or threatened condemnation proceeding with respect to the Property.
(g) No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.
(h) Litigation. Seller has received no written notice of any pending or threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property.
(i) No Representation or Warranty Regarding Physical Condition of the Property and Improvements. Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection and the representations and warranties contained herein. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING AS TO THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE.
(j) Environmental. Except as set forth in the due diligence materials provided by Seller and any environmental report obtained or received by Purchaser, to the Seller’s Knowledge, during the period of its ownership (i) Seller has received no written notice of any claim or investigation under any environmental laws from any governmental authority or any third party with respect to the Real Property and (ii) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought, nor has Seller received any written notice of any civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding, against the Real Property, no settlements have been reached by or with any parties and no limitations under liens have been recorded against the Real Property pertaining to hazardous materials or environmental laws which have not been cured.
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(k) OFAC.

(1)  Seller is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities; and

(2)  Seller: (A) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (C) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that:  (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 USC § 5311 et seq., the Trading with the Enemy Act, 50 USC App. § 1 et seq., the International Emergency Economic Powers Act, 50 USC § 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 USC §§ 1956 and 1957.

When used herein, the phrase “to Seller’s Knowledge” or derivations thereof shall mean the current actual knowledge without any independent investigation or inquiry of Melissa Burton and Jeffrey K. McFadden (each, a “Seller Representative“).
Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
(k) Organization and Authority. Purchaser has been duly organized and is validly existing in good standing in the state in which it was formed. Purchaser has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms.
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(l) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
(m) OFAC.

(1) Purchaser is not a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities; and

(2)  Purchaser: (A) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (C) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that:  (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 USC § 5311 et seq., the Trading with the Enemy Act, 50 USC App. § 1 et seq., the International Emergency Economic Powers Act, 50 USC § 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 USC §§ 1956 and 1957.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 (a) are made as of the date of this Agreement, (b) are remade as of the Closing Date, subject to modification by any Pre-Closing Disclosures, and (c) shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period“). Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder discovered after Closing so long as the party bringing the action for breach files such action within the Survival Period. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.
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ARTICLE 10
DEFAULT AND REMEDIES
Section 10.1 Seller’s Remedies. If Purchaser fails to perform its material obligations pursuant to this Agreement at or prior to Closing for any reason except for the failure of Seller to perform hereunder or permitted termination of this Agreement as provided herein, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached or untrue in any material respect and are not cured within ten (10) days following Seller’s written notice thereof, then Seller shall be entitled, as its sole remedy, to terminate this Agreement by giving Purchaser and the Escrow Agent written notice thereof prior to or at Closing and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder, following which neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that expressly survive the termination of this Agreement. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.  Seller’s sole and exclusive remedies for Purchaser default at or prior to Closing shall be limited to those described in this Section 10.1 and Section 10.3.
Section 10.2 Purchaser’s Remedies. If Seller fails to perform its material obligations pursuant to this Agreement for any reason except for the failure of Purchaser to perform hereunder or termination of this Agreement as provided herein, or if prior to Closing any one or more of Seller’s representations or warranties are breached or untrue in any material respect and are not cured within ten (10) days following Purchaser’s written notice thereof, then Purchaser shall elect, as its sole remedy, either to (a) enforce specific performance of this Agreement (provided that any action for specific performance must be filed no later than forty-five (45) days after the occurrence of such breach or default) or (b) waive said failure or breach and proceed to Closing; provided, however, that if the nature of Seller’s default is such that an action for specific performance would be impossible or impracticable, then Purchaser shall have the right to terminate this Agreement and recover the Earnest Money by giving Seller and the Escrow Agent timely written notice of such election prior to or at Closing, and to recover from Seller its actual out-of-pocket costs and expenses in an amount not to exceed $30,000.00, incurred in connection with negotiation of this Agreement and investigation of feasibility of the Property, following which neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that expressly survive the termination of this Agreement.  Purchaser’s sole and exclusive remedies for Seller default at or prior to Closing shall be limited to those described in this Section 10.2 and Section 10.3.
Section 10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including reasonable attorneys’ fees, incurred in connection with such transaction.
Section 10.4 Notice of Default and Cure. Except with respect to a default of Purchaser specified below, no party shall declare a default unless and until the non-defaulting party has delivered written notice specifying the default, to the defaulting party, and the defaulting party has failed or refused to cure any such default within ten (10) days of the receipt of any such notice. Notwithstanding the foregoing or anything contained herein to the contrary, there shall be no grace
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or cure period for Purchaser’s failure to deliver the Earnest Money or to take all actions and execute and deliver all required purchase and other funds and all necessary closing documents as specified in this Agreement, as and when required by this Agreement (collectively an “Incurable Default”). In the event of an Incurable Default, the Seller may, at its option, immediately declare this Agreement terminated and exercise its remedies provided herein.
ARTICLE 11
ESCROW AGENT
Section 11.1 Purchaser and Seller acknowledges that the Escrow Agent’s duties and responsibilities under this Agreement are purely ministerial in nature, and accordingly, although Escrow Agent also serves as legal counsel to Seller, nothing herein shall limit Escrow Agent’s ability to continue to serve in such capacity as legal counsel.  Except as expressly provided below, Escrow Agent shall not receive compensation for its role as escrow agent under this Agreement.
Section 11.2 If a dispute arises as to the disposition of any portion of the Earnest Money or other sums on deposit with Escrow Agent, then Escrow Agent shall either hold the same or at Escrow Agent’s election, deposit the same with a court of competent jurisdiction pending the decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court with respect to the disposition of such funds, after the expiration of any appeal period.
Section 11.3 Escrow Agent may act or refrain from acting in respect to any matter referred to herein in full compliance upon and by and with the advice of counsel which may be selected by Escrow Agent and shall be fully protected in so acting or in refraining from acting upon the advice of such counsel.
Section 11.4 Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects its duties or liabilities hereunder, unless or only as requested to do so by Purchaser and Seller and then only upon receiving full indemnity in an amount, and of such character, as Escrow Agent shall reasonably require, against any and all claims, liabilities, judgments, attorney(s) fees and other expenses of every kind in relation thereto.  Any such sums are to be paid by the party whose position is not sustained.

ARTICLE 12
MISCELLANEOUS
Section 12.1 No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise.
Section 12.2 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may (but no more than one time) assign its rights and obligations under this Agreement without Seller’s
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consent to any entity affiliated with Purchaser, but not otherwise. In the event of such an assignment, Purchaser shall provide written notice to Seller of such assignment and, notwithstanding such assignment, Purchaser shall remain liable under this Agreement. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement.
Section 12.3 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
Section 12.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
Section 12.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located without giving effect to its choice of law provisions and any legal action related to this Agreement shall be filed in the Circuit Court of Orange County, Florida.
Section 12.6 Survival. The provisions of this Agreement shall not survive the Closing, except for those specific provisions that are specifically stated herein to survive the Closing. Those provisions which are specifically stated herein to survive the Closing shall not be deemed to be merged into or waived by the instruments of Closing.
Section 12.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All exhibits and schedules attached hereto are incorporated herein by this reference for all purposes.
Section 12.8 Time. Time is of the essence in the performance of this Agreement.
Section 12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.2. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission with a confirmation copy delivered by another method permitted under this Section 12.9, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.2 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.9. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice
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given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
Section 12.10 Construction; Waiver. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Unless otherwise set forth herein, the word “including“ and any derivation thereof shall mean “including, without limitation.” No provision of this Agreement shall be deemed to be waived by either party unless the waiver is in writing and signed by that party. Unless otherwise expressly provided herein, no consent or approval by either party shall be deemed to be given unless the consent or approval is in writing and signed by that party. No custom or practice that may evolve between Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance with the terms of this Agreement.
Section 12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. eastern time in the state in which the Real Property is located unless otherwise expressly provided herein. As used herein, the term “Business Day“ means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.
Section 12.12 Execution in Counterparts; Offer and Acceptance. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or electronic mail counterparts of the signature pages.
Section 12.13 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
PURCHASE AND SALE AGREEMENT – Page 23

    Section 11.1             Recordation. Neither this Agreement, nor any short form, memorandum or notice thereof shall be recorded in any public records. The recording of this Agreement, or any short form, memorandum or notice thereof in any public records by or at the instance of Purchaser shall, at Seller’s election, constitute an event of default under this Agreement by Purchaser, which shall immediately give Seller the right, at its election, to terminate this Agreement and to receive the Earnest Money.
Section 12.15 1031 Exchange. Seller’s sale of the Property may be the sale of relinquished property and Purchaser’s acquisition of the Property may be the acquisition of replacement property in a qualifying exchange of like-kind property under Section 1031 of the Internal Revenue Code, as amended (“Exchange“), pursuant to separate Exchange Agreements with a qualified intermediary (the “Intermediary“). The parties agree to cooperate with each other (without liability or cost to the other party) in the completion of each other’s Exchange. Such cooperation shall include (i) the assignment of this Agreement by a party to the Intermediary, and the acknowledgment of such assignment by the other party, (ii) the acceptance of the Purchase Price from or by the Intermediary, (iii) the conveyance of the Property to Purchaser pursuant to a written direction of the Intermediary, and (iv) the reassignment of this Agreement to the exchanging party from the Intermediary immediately following the completion of Exchange, and the acknowledgment by the other party of such reassignment. The exchanging party shall in all events be responsible for all costs and expenses related to Exchange and shall fully indemnify, defend and hold the other party harmless for, from and against any and all liability, claims, damages, expenses (including, without limitation, reasonable attorneys’ and paralegal fees), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such party’s Exchange that would not have been incurred by the other party if the transaction did not involve Exchange. EACH EXCHANGING PARTY HEREBY ACKNOWLEDGES THAT THE EXCHANGING PARTY IS AND SHALL BE SOLELY RESPONSIBLE FOR COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS RELATED TO THE ITS EXCHANGE. FURTHER, THE EXCHANGING PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS AGENTS, REPRESENTATIVES OR AFFILIATES HAS ADVISED THE EXCHANGING PARTY, AND NO SUCH PERSON OR ENTITY HAS ANY OBLIGATION OR DUTY TO ADVISE THE EXCHANGING PARTY, WITH RESPECT TO WHETHER THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT COMPLIES WITH THE LAWS, RULES AND REGULATIONS APPLICABLE TO SUCH EXCHANGING PARTY’S EXCHANGE. FURTHER, THE EXCHANGING PARTY REPRESENTS, WARRANTS AND ACKNOWLEDGES TO THE OTHER PARTY THAT IT HAS RELIED UPON ITS OWN TAX AND LEGAL COUNSEL IN DETERMINING COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS APPLICABLE TO ITS EXCHANGE. THE PROVISIONS OF THIS SECTION 12.15 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
Section 12.16 Non-Disclosure. Neither party shall make public disclosure with respect to this transaction before the Closing except:
(c) as may be required by law; and
PURCHASE AND SALE AGREEMENT – Page 24

(d) to such tenants or prospective tenants of the Property, local authorities, attorneys, accountants, present or prospective sources of financing, partners, directors, officers, employees and representatives of either party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and
(e) as may be permitted specifically by the terms of this Agreement.
ARTICLE 13
“AS IS” CONDITION; LIMITATION OF LIABILITY
Section 13.1 DISCLAIMER AND RELEASE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (“DISCLOSURES“) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE CONDITION (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION) OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DEED OR OTHER DOCUMENTS DELIVERED AT CLOSING. EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.
PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DEED OR OTHER DOCUMENTS DELIVERED AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980
PURCHASE AND SALE AGREEMENT – Page 25

(“CERCLA“), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, “SELLER AND ITS AFFILIATES”) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.1 SHALL BE DEEMED TO BE A WAIVER, RELEASE OR AGREEMENT NOT TO MAKE A CLAIM OR BRING AN ACTION FOR ANY VIOLATION BY SELLER OF ITS EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT.
PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME (IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER HEREIN) AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT. UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.
PURCHASE AND SALE AGREEMENT – Page 26

THE PROVISIONS OF THIS SECTION 13.1 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED THEREIN.
Section 13.2 Limited Liability of Seller.
(c) Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), in no event shall Seller be liable for, or required to make any payment pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement which are expressly stated to survive Closing (or any document executed or delivered in connection herewith) (the “Surviving Obligations”) unless and until the aggregate dollar amount of all Surviving Obligations under this Agreement exceeds $25,000.00, after considering any recovery Purchaser actually obtains from any title or other insurance coverage or other remedies, if any, Purchaser may have in connection with such claims, and then only to the extent of such excess; provided, however the maximum aggregate liability of Seller arising pursuant to such Surviving Obligations shall not exceed $500,000.00.  Seller shall have no liability whatsoever with respect to a breach of any representation or warranty which survives Closing to the extent that the breach of such representation or warranty was actually known (which expressly excludes any constructive or imputed knowledge) to Purchaser prior to Closing. Purchaser’s knowledge shall be deemed to include the information provided (i) on the Exhibits to this Agreement or otherwise set forth in this Agreement and (ii) the documents and instruments applicable to the Property posted to the Data Site prior to the Closing Date.
(d) No constituent member in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent member in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member in Seller (or in any other constituent member of Seller), nor any obligation of any constituent member in Seller (or in any other constituent member of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of member’s obligations to restore or contribute).
The provisions of this Section 13.2 shall survive the Closing or any termination of this Agreement.
Section 13.3 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Health Unit.
PURCHASE AND SALE AGREEMENT – Page 27

Section 13.4 WAIVER OF JURY TRIAL.  SELLER AND PURCHASE WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EACH OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.  THE FOREGOING WAIVER IS MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY.

LIST OF EXHIBITS
Exhibit A -	Project Site Map - Showing Property, Adjacent Property and Areas Subject to Replat (to be adjusted based on Survey)

Exhibit B -	Property Information

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

PURCHASE AND SALE AGREEMENT – Page 28

IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase Agreement as of the Effective Date.
PURCHASER:	IRADIMED CORPORATION, a Delaware corporation By: /s/ Roger Susi Name: Roger Susi Title: Chief Executive Officer

[SELLER SIGNATURE ON FOLLOWING PAGE]

PURCHASE AND SALE AGREEMENT – Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase Agreement as of the Effective Date.

SELLER:	O PROPERTY, LTD., a Florida limited partnership By: /s/ Christopher Reibling Name: Christopher Reibling Title: Manager

PURCHASE AND SALE AGREEMENT – Signature Page

ESCROW AGENT ACKNOWLEDGMENT

Escrow Agent hereby acknowledges the terms of the foregoing Agreement relating to its role as Escrow Agent, including custody and disposition of the Earnest Money, and the terms and conditions of Article 11 hereof.

ESCROW AGENT: KEATING & SCHLITT, P.A. By: /s/ John Kingman Keating Name: John Kingman Keating Title: President Dated: November 1, 2022

PURCHASE AND SALE AGREEMENT – Escrow Agent Acknowledgment

EXHIBIT A
PROJECT SITE MAP

SHOWING PROPERTY, ADJACENT PROPERTY, AND AREAS SUBJECT TO REPLAT

120'
335'
145'
329.41'
ADJACENT PROPERTY
(12.78 ACRES)
244.83'
556,908.80 SF
(12.78 AC)
712.22'
533.75'
195'
175.58'
30.52'
439.78'
IRADIMED PARCEL
(27.19 ACRES)
651'
1,184,500.568 SF
(27.19 AC)
367.76'
679.04'
935.20'
INGENUITY DRIVE
N
0
80'
160'
320'
(TO BE ADJUSTED BASED ON SURVEY)
SKConsortium, Inc.

EXHIBIT A - PROJECT SITE MAP-PAGE 1

EXHIBIT A -  Project Site Map – Page 1

EXHIBIT B

PROPERTY INFORMATION
To the extent in Seller’s or Property Manager’s possession, copies of any and all:
1.
Contracts and warranties, and a list of movables and equipment owned by Seller and located on, or situated in, on, around the Land including machinery, equipment, appliances, if any; [None, in Seller’s or Property Manager’s possession.]

2.
Existing survey in Seller’s possession; [Seller has provided the survey it has in its possession and makes no representation or warranty as to the accuracy thereof; Purchaser is responsible for procuring a current survey of the Property.]

3.
Existing title insurance policy, title examination report and related title exceptions affecting the Land, if any; [The existing title insurance policies which Seller has in its possession (relating to parcels: 15-22-31-0000-00-031; 15-22-31-0000-00-029 (parent parcel 15-22- 31-0000-00-012); 11-22-31-1243-17-020; 15-22-31-0000-00-025; 11-22-31-1243-17-022 (parent parcel 11-22-31-1243-17-020); 15-22-31-1218-27-020; and 15-22-31-1218-27-040) are provided on the data site established by seller and there are otherwise no additional documents or information in Seller’s or Property Manager’s possession.]

4.
Agreements and contracts to which Seller is a party or by which it is bound with respect to the Property, and permits and licenses from, federal, provincial or municipal governments, or owners of adjoining lands relating to the development or operation of the Land, other than those registered on title, including all Service Contracts, if any; [None, in Seller’s or Property Manager’s possession.]

5.
Environmental reports, audits, permits, characterization studies, orders and directives with respect to the Property, including without limiting the generality of the foregoing, any certificates of approval, soil or other test reports, engineering reports, environmental studies or other professional studies in respect of the storage or release on, above or below the surface of the Property of any hazardous substances, and any manifests or consent orders in respect of the production, manufacture, transportation across, over or through, storage or location on or beneath the surface of the Property of any hazardous substances, and any documents regarding the installation and/or removal of tanks (above or underground) and decontamination and disposal of contaminated land, if any; [None, except for the Phase I ESA that was previously provided by Seller.]

6.	Notices, directives and letters of non-compliance issued by any authority affecting the Property or Seller, if any; [None, in Seller’s or Property Manager’s possession.]; and
7.
Current ad valorem real and personal property tax assessment notices and tax bills (including 2022 TRIM notices), and details of any outstanding tax appeals and reassessments, if any. [The 2021 tax receipts and 2022 Trim Notices for the Property are provided on the data site established by Seller and there are otherwise no additional documents or information in Seller’s or Property Manager’s possession.]

EXHIBIT B - Property Information - Page 1